Exhibit 99.1

News Release

Sunoco LP Announces First Quarter 2023 Financial and Operating Results
•Reports first quarter results including net income of $141 million, Adjusted EBITDA(1) of $221 million and Distributable Cash Flow, as adjusted(1) of $160 million
•Increases quarterly distribution by 2%
•Completes the acquisition of 16 refined product terminals from Zenith Energy for $110 million
•Increases full year 2023 Adjusted EBITDA(1)(2) guidance to $865 to $915 million to include Zenith acquisition
DALLAS, May 2, 2023 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today reported financial and operating results for the three-month period ended March 31, 2023.
Financial and Operational Highlights
For the three months ended March 31, 2023, net income was $141 million versus $216 million in the first quarter of 2022.
Adjusted EBITDA(1) for the quarter was $221 million compared to $191 million for the first quarter of 2022.
Distributable Cash Flow, as adjusted(1), for the quarter was $160 million, compared to $142 million a year ago.
The Partnership sold 1.9 billion gallons of fuel in the first quarter of 2023, up approximately 9% from the first quarter of 2022. Fuel margin for all gallons sold was 12.9 cents per gallon for the quarter compared to 12.4 cents per gallon a year ago.
Zenith Energy Refined Product Terminals Acquisition
On May 1, 2023, SUN completed the acquisition of 16 refined product terminals located across the East Coast and Midwest from Zenith Energy for $110 million. The Partnership expects the acquisition to be accretive to unitholders in the first year of ownership.
Distribution
On April 24, 2023, the Board of Directors of SUN’s general partner declared a distribution for the first quarter of 2023 of $0.8420 per unit, or $3.3680 per unit on an annualized basis. The distribution per unit is a 2% increase over the fourth quarter of 2022. The distribution will be paid on May 22, 2023 to common unitholders of record on May 8, 2023. Future distribution increases will be evaluated and announced annually in the first quarter, balancing SUN's financial metric targets and growth opportunities.
Liquidity and Leverage
At March 31, 2023, SUN had $800 million of borrowings against its revolving credit facility and other long-term debt of $2.7 billion. The Partnership maintained liquidity of approximately $693 million at the end of the quarter under its $1.5 billion revolving credit facility. SUN’s leverage ratio of net debt to Adjusted EBITDA(1), calculated in accordance with its credit facility, was 3.6 times at the end of the first quarter.
Capital Spending
SUN's total capital expenditures for the first quarter were $37 million, which included $29 million for growth capital and $8 million for maintenance capital. For the full year 2023, SUN expects growth capital expenditures of at least $150 million and maintenance capital expenditures of $65 million.
Revised 2023 Business Outlook
As a result of the Zenith acquisition, the Partnership is revising its 2023 guidance as follows:
•Full Year 2023 Adjusted EBITDA(1)(2): In a range of $865 to $915 million
•Operating Expenses(3): In a range of $540 to $550 million
•Maintenance Capital: Approximately $65 million

SUN’s segment results and other supplementary data are provided after the financial tables below.
(1)     Adjusted EBITDA and Distributable Cash Flow, as adjusted, are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and Distributable Cash Flow, as adjusted, and a reconciliation to net income.
(2)    A reconciliation of non-GAAP forward looking information to corresponding GAAP measures cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts due to a variety of factors, including the unpredictability of commodity price movements and future charges or reversals outside the normal course of business which may be significant.
(3)    Operating expenses include general and administrative, other operating and lease expenses.
Earnings Conference Call
Sunoco LP management will hold a conference call on Tuesday, May 2, 2023 at 9:00 a.m. Central time (10:00 a.m. Eastern time) to discuss results and recent developments. To participate, dial 877-407-6184 (toll free) or 201-389-0877 approximately 10 minutes before the scheduled start time and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Webcasts and Presentations.
Sunoco LP (NYSE: SUN) is a master limited partnership with core operations that include the distribution of motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 40 U.S. states and territories as well as refined product transportation and terminalling assets. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Forward-Looking Statements
This news release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
The information contained in this press release is available on our website at www.SunocoLP.com

Contacts
Investors:

Scott Grischow, Treasurer, Sr Vice President – Investor Relations and Mergers & Acquisitions
(214) 840-5660, scott.grischow@sunoco.com

Matthew Kobler, Sr Manager – Investor Relations
(214) 840-5604, matthew.kobler@sunoco.com

Media:
Alexis Daniel, Manager – Communications
(214) 981-0739, alexis.daniel@sunoco.com

– Financial Schedules Follow –

SUNOCO LP
CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(unaudited)

	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$189	$82
Accounts receivable, net	573	890
Accounts receivable from affiliates	17	15
Inventories, net	768	821
Other current assets	185	175
Total current assets	1,732	1,983

Property and equipment	2,795	2,796
Accumulated depreciation	(1,069)	(1,036)
Property and equipment, net	1,726	1,760
Other assets:
Finance lease right-of-use assets, net	9	9
Operating lease right-of-use assets, net	524	524
Goodwill	1,601	1,601
Intangible assets, net	576	588
Other non-current assets	258	236
Investment in unconsolidated affiliates	128	129
Total assets	$6,554	$6,830
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$730	$966
Accounts payable to affiliates	125	109
Accrued expenses and other current liabilities	291	310
Operating lease current liabilities	21	21
Total current liabilities	1,167	1,406

Operating lease non-current liabilities	528	528
Revolving line of credit	800	900
Long-term debt, net	2,672	2,671
Advances from affiliates	115	116
Deferred tax liability	159	156
Other non-current liabilities	113	111
Total liabilities	5,554	5,888

Commitments and contingencies

Equity:
Limited partners:
Common unitholders (84,060,659 units issued and outstanding as of March 31, 2023 and 84,054,765 units issued and outstanding as of December 31, 2022)	1,000	942
Class C unitholders - held by subsidiaries (16,410,780 units issued and outstanding as of March 31, 2023 and December 31, 2022)	—	—
Total equity	1,000	942
Total liabilities and equity	$6,554	$6,830

SUNOCO LP
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Dollars in millions, except per unit data)
(unaudited)

	Three Months Ended March 31,
	2023	2022
REVENUES:
Motor fuel sales	$5,239	$5,277
Non-motor fuel sales	86	90
Lease income	37	35
Total revenues	5,362	5,402
COST OF SALES AND OPERATING EXPENSES:
Cost of sales	4,987	4,972
General and administrative	29	27
Other operating	82	81
Lease expense	16	16
Loss on disposal of assets	1	—
Depreciation, amortization and accretion	48	47
Total cost of sales and operating expenses	5,163	5,143
OPERATING INCOME	199	259
OTHER INCOME (EXPENSE):
Interest expense, net	(53)	(41)
Equity in earnings of unconsolidated affiliates	2	1
INCOME BEFORE INCOME TAXES	148	219
Income tax expense	7	3
NET INCOME AND COMPREHENSIVE INCOME	$141	$216

NET INCOME PER COMMON UNIT:
Basic	$1.43	$2.35
Diluted	$1.41	$2.32

WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Basic	84,058,716	83,682,902
Diluted	84,970,826	84,729,202

CASH DISTRIBUTIONS PER UNIT	$0.842	$0.8255

Key Operating Metrics
The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.
The key operating metrics by segment and accompanying footnotes set forth in the following table are presented for the three months ended March 31, 2023 and 2022 and have been derived from our historical consolidated financial statements.

	Three Months Ended March 31,
	2023				2022
	Fuel Distribution and Marketing	All Other	Total		Fuel Distribution and Marketing	All Other	Total
	(dollars and gallons in millions, except profit per gallon)
Revenues:
Motor fuel sales	$5,103	$136	$5,239		$5,127	$150	$5,277
Non-motor fuel sales	29	57	86		41	49	90
Lease income	34	3	37		32	3	35
Total revenues	$5,166	$196	$5,362		$5,200	$202	$5,402
Cost of sales:
Motor fuel sales	$4,835	$125	$4,960		$4,798	$140	$4,938
Non-motor fuel sales	4	23	27		12	22	34
Lease	—	—	—		—	—	—
Total cost of sales	$4,839	$148	$4,987		$4,810	$162	$4,972
Net income and comprehensive income			$141				$216
Adjusted EBITDA (1)	$195	$26	$221		$174	$17	$191
Operating Data:
Motor fuel gallons sold			1,930				1,769
Motor fuel profit cents per gallon (2)			12.9	¢			12.4	¢

The following table presents a reconciliation of Adjusted EBITDA to net income and Adjusted EBITDA to Distributable Cash Flow, as adjusted, for the three months ended March 31, 2023 and 2022:

	Three Months Ended March 31,
	2023	2022
	(in millions)
Net income and comprehensive income	$141	$216
Depreciation, amortization and accretion	48	47
Interest expense, net	53	41
Non-cash unit-based compensation expense	5	5
Loss on disposal of assets	1	—
Unrealized gain on commodity derivatives	(11)	(9)
Inventory adjustments	(29)	(120)
Equity in earnings of unconsolidated affiliates	(2)	(1)
Adjusted EBITDA related to unconsolidated affiliates	3	2
Other non-cash adjustments	5	7
Income tax expense	7	3
Adjusted EBITDA	$221	$191

Adjusted EBITDA (1)	$221	$191
Adjusted EBITDA related to unconsolidated affiliates	(3)	(2)
Distributable cash flow from unconsolidated affiliates	3	2
Cash interest expense	(51)	(40)
Current income tax benefit (expense)	(3)	37
Transaction-related income taxes	—	(42)
Maintenance capital expenditures	(8)	(5)
Distributable Cash Flow	159	141
Transaction-related expenses	1	1
Distributable Cash Flow, as adjusted (1)	$160	$142

Distributions to Partners:
Limited Partners	$71	$69
General Partners	19	18
Total distributions to be paid to partners	$90	$87
Common Units outstanding - end of period	84.1	83.7
(1)Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation, amortization and accretion expense, allocated non-cash compensation expense, unrealized gains and losses on commodity derivatives and inventory adjustments, and certain other operating expenses reflected in net income that we do not believe are indicative of ongoing core operations, such as gain or loss on disposal of assets and non-cash impairment charges. We define Distributable Cash Flow, as adjusted, as Adjusted EBITDA less cash interest expense, including the accrual of interest expense related to our long-term debt which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures and other non-cash adjustments.
We believe Adjusted EBITDA and Distributable Cash Flow, as adjusted, are useful to investors in evaluating our operating performance because:
•Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•Distributable Cash Flow, as adjusted, provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.
Adjusted EBITDA and Distributable Cash Flow, as adjusted, are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. Adjusted EBITDA and Distributable Cash Flow, as adjusted, have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
•they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•they do not reflect changes in, or cash requirements for, working capital;
•they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or senior notes;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and
•as not all companies use identical calculations, our presentation of Adjusted EBITDA and Distributable Cash Flow, as adjusted, may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA reflects amounts for the unconsolidated affiliates based on the same recognition and measurement methods used to record equity in earnings of unconsolidated affiliates. Adjusted EBITDA related to unconsolidated affiliates excludes the same items with respect to the unconsolidated affiliates as those excluded from the calculation of Adjusted EBITDA, such as interest, taxes, depreciation, depletion, amortization and other non-cash items. Although these amounts are excluded from Adjusted EBITDA related to unconsolidated affiliates, such exclusion should not be understood to imply that we have control over the operations and resulting revenues and expenses of such affiliates. We do not control our unconsolidated affiliates; therefore, we do not control the earnings or cash flows of such affiliates. The use of Adjusted EBITDA or Adjusted EBITDA related to unconsolidated affiliates as an analytical tool should be limited accordingly. Inventory adjustments that are excluded from the calculation of Adjusted EBITDA represent changes in lower of cost or market reserves on the Partnership's inventory. These amounts are unrealized valuation adjustments applied to fuel volumes remaining in inventory at the end of the period.
(2)Excludes the impact of inventory adjustments consistent with the definition of Adjusted EBITDA.